EXHIBIT 10.5

                         AMENDED AND RESTATED TERM SHEET

THIS AMENDED AND RESTATED TERM SHEET DATED JANUARY 31, 2005 (THE "TERM SHEET") REPLACES AND SUPERCEDES THE TERM SHEET DATED DECEMBER 21, 2004, AND SUMMARIZES THE BASIC TERMS AND CONDITIONS ON WHICH COMVEST INVESTMENT PARTNERS II LLC ("COMVEST") PROPOSES TO INVEST $6,500,000 OF FINANCING CONSISTING OF (I) A $1,500,000 INVESTMENT IN SENIOR SECURED NOTES AND WARRANTS, (II) A $1,700,000 INVESTMENT IN CONVERTIBLE PREFERRED STOCK AND WARRANTS, AND (III) A $3,300,000 INVESTMENT IN COMMON STOCK AND PROTECTION WARRANTS (THE "FINANCING") IN CORVU CORPORATION (THE "COMPANY").

THIS TERM SHEET IS NOT A COMMITMENT BY COMVEST TO CONSUMMATE THE FINANCING; IT IS FOR DISCUSSION PURPOSES ONLY EXCEPT AS SET FORTH BELOW, AND COMVEST MAY TERMINATE DISCUSSIONS AT ANY TIME WITHOUT LIABILITY OR OBLIGATION TO COMVEST.

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FINANCING

FINANCING TERMS:        The Financing shall be in the form of a (i)  a
                        $1,500,000   loan  (the   "Loan"),   (ii)  a  $1,700,000
                        preferred  stock and warrant  investment (the "Preferred
                        Investment")  and (ii) a  $3,300,000  equity  investment
                        (the  "Equity  Investment").  In  consideration  for the
                        Loan,   the  Company  shall  issue  to  ComVest,   or  a
                        subsidiary  of ComVest,  at the  closing,  a  $1,500,000
                        senior  secured note having the terms set forth below In
                        consideration for the Preferred Investment,  the Company
                        shall  issue  ComVest   17,000  shares  of   Convertible
                        Preferred  Stock,  par value $100 per share,  having the
                        terms  set  forth   below,   and  warrants  to  purchase
                        3,400,000  shares of the  Company's  Common  Stock at an
                        exercise  price  of  $.50  per  share  (the   "Preferred
                        Warrants").  In consideration for the Equity Investment,
                        the Company  shall issue to ComVest,  or a subsidiary of
                        ComVest,  at the  closing,  22,000,000  shares of Common
                        Stock  (the  "Shares").  In  addition  to the  Preferred
                        Warrants, the Company shall issue to ComVest warrants to
                        purchase  2,000,000 shares of the Company's common stock
                        on  the  terms  set  forth   herein   (the   "Protection
                        Warrants").

                        It is expected that the closing of the Financing will occur on or about February 4, 2005.

TERMS OF THE PREFERRED
WARRANTS AND PROTECTION
WARRANTS:               The Company  shall  issue  five-year  Preferred
                        Warrants to purchase  3,400,000  shares of Common Stock,
                        and five-year  Protection Warrants to purchase 2,000,000
                        shares of Common  Stock,  both  Preferred  Warrants  and
                        Protection  Warrants  having an exercise  price equal to
                        $.50 (the  "Exercise  Price").  The  shares to be issued
                        upon such  exercise are  hereinafter  referred to as the
                        Warrant   Shares.   The   Preferred   Warrants  and  the
                        Protection  Warrants shall contain (a) cashless exercise
                        provisions  and  (b)  full-ratchet   anti-dilution  with
                        regard  to the  Exercise  Price,  but  no  anti-dilution
                        adjustment  with regard to the number of Warrant Shares,
                        and  other   standard   anti-dilution   protection   for
                        issuances below the Exercise Price, provided, that only issuances for fair value agreed upon by the majority of the Company's entire board of directors in the exercise of the directors' fiduciary duties may trigger any anti-dilution protection; further provided, that the following issuances will not trigger any anti-dilution protection: (i) issuances of shares of Common Stock upon exercise of options, warrants or other stock purchase rights or conversion rights (including, but not limited to, issuances of shares of Common Stock upon conversion of Series B Preferred Stock) outstanding at the time of the signing of this Term Sheet; (ii) issuances of options, restricted stock, stock appreciation rights or other awards granted and to be granted to employees, officers, directors and consultants of the Company pursuant to a stock option plan approved by a majority of the Company's entire board of directors and issuances of shares of Common Stock upon exercise of such wards in accordance with the terms of such plan; (iii) issuances in connection with mergers, acquisitions, joint ventures or other transactions with an unrelated party in a bona


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                        fide   transaction   the   purpose   of   which  is  not
                        fundraising; (iv) issuances at fair market value to the Company's suppliers, consultants and other providers of services and goods not to exceed $100,000 to any one person or entity, and not to exceed an aggregate of $250,000, in any fiscal year without the prior consent
                        of  ComVest;   and  (v)   issuances   of  options   (the
                        "Replacement Options") to Justin MacIntosh at the then fair market value in replacement of options held by Mr. MacIntosh at the time of the closing of the Financing upon their expiration and issuances of shares of common stock upon exercise of any such Replacement Options, provided, that such Replacement Options have to be issued in accordance with the Company's then existing stock option plan and approved by the majority of the Company's Compensation Committee and by the Company's Board of Directors.

                        In addition, the Protection Warrants shall become exercisable only if (a) ComVest owns more than 5,000,000 shares of the Company's Common Stock and (b) less than two Designees (as that term is defined below) of ComVest are members of the Company's Board of Directors despite the Designees having voted for their own nomination or the nomination of replacement Designees and despite ComVest having voted all of its shares in favor of the election of the Designees to the Company's Board of Directors.

Terms of the Note:

        Interest Rate:  The Note shall bear  interest at 6% per annum, payable quarterly in cash, for the first year, 9% per annum for the second year, and 12% per annum for the third year.

        Maturity:       The  Maturity  Date  shall be the  earlier of (i) 36
                        months from the date of issuance, or (ii) upon a merger or a combination of the Company or the sale of all or a substantial part of the assets of the Company or (iii) upon the acquisition by the purchase by a single entity or person or Section 13D group of more than 50% of the voting power or interest of the Company.

        Prepayment:     The Note may be prepaid,  in whole or in part, at any
                        time, and the Company must use at least 50% of the proceeds of any issuance of securities by the Company
                        (subject to certain exclusions) to repay the Note, in each case without penalty or premium.

        Security/
        Ranking: The Note shall be secured by substantially all of the assets of the Company and shall rank senior to any existing or future indebtedness of the Company.

        Covenants:      The Note shall  contain  certain  affirmative  and
                        negative covenants including  restrictions on incurrence
                        of  debt  or  redemption  of   securities,   payment  of
                        dividends, mergers, increases in executive compensation, related party transactions, etc., to be agreed to by the parties. The only financial covenant shall be that the Company shall maintain a cash balance of not less than $750,000.


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        Default
        Provisions:     The Note shall contain  standard  default
                        provisions to be agreed to by the parties including as a result of cross-defaults, certain litigation, filing of bankruptcy, etc.

TERMS OF THE PREFERRED STOCK:

        Dividends:      6% per annum for the first 12 months,  9% per annum
                        for  the  second  year,  and  12%  thereafter,   payable
                        quarterly in cash,

        Conversion
        Price: The Conversion Price shall be $.50 per share, subject to anti-dilution adjustments as set forth below.

        Optional
        Conversion:     Each Preferred  Share shall convert,  at the election of
                        the  holder,  into the number of shares of Common  Stock
                        determined  by  dividing  (A) the  stated  value  of the
                        Preferred Shares by (B) the Conversion Price. The number
                        of  shares  to  be  issued  upon  such   conversion   is
                        hereinafter referred to as the Conversion Shares.


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        Liquidation
        Preference:     Each  Preferred  Share  shall have a stated  value of
                        $100.00 per share and shall be entitled to receive, in preference to holders of common stock and the holders of any shares of preferred stock, an amount equal to $150.00 per share (the "Liquidation Preference"). A merger or consolidation, where existing stockholders do not retain more than 50% of the voting power or interest, a sale of all or a substantial part of the Company's assets, or an acquisition of 50% or more of the voting power or interest in the Company by a single person or Section 13D group shall be deemed to be a liquidation for purposes hereof.

        Optional
        Redemption:     The  Company  shall  have the  right to redeem  the
                        Preferred Shares, at any time, upon 10 business days prior written notice. In addition, the Company shall be obligated to redeem the Preferred Shares, from 50% of the gross proceeds received by the Company from the issuance of any new equity or debt securities.

        Ranking: There shall not exist and the Company shall not hereafter create or authorize any other stock ranking senior to, or pari passu with, the Preferred Shares, other than the existing outstanding shares of preferred stock.

        Anti-dilution:  Same as the Preferred Warrants.

        Voting Rights:  The  holders  of  Preferred  Shares  shall  be entitled to one vote per share of Common Stock issuable upon conversion of the Preferred Shares on all matters submitted to a vote of stockholders of the Company.

        Covenants:      Covenants with respect to use of proceeds,  access
                        to books and records, delivery of monthly financial statements, etc. to be mutually agreed to by the parties.


MISCELLANEOUS TERMS:


        Registration
        Rights:         One  demand   registration  right  and unlimited
                        piggyback registration rights.

        Board
        Composition:    ComVest  will have the right to  designate two re-
                        presentatives  for  election to the  Company's  Board of
                        Directors  (the  "Designees"),  both of which  shall not
                        have been  involved  in any of the  events  set forth in
                        Item 401(f) of Regulation  S-K during the last ten years
                        and  shall  be  qualified  to serve  as  directors  of a
                        reporting  company under the Securities  Exchange Act of
                        1934, as amended,  according to the  assessment  made by
                        the  Company's  Governance/Nominating  Committee  and at
                        least one of which shall satisfy the Nasdaq requirements
                        as  an  "independent"   director.   Such   "independent"
                        director Designee shall be appointed to the Compensation
                        Committee, and any future increases in the compensation of the CEO, or additional grants of options, to the CEO, shall only be approved by unanimous consent of the Compensation Committee except as otherwise provided in this Term Sheet with regard to Replacement Options to Justin MacIntosh. The Company will use its best efforts to have the Designees nominated and elected to the Board of Directors.


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        Pre-emptive
        Rights: In the event that the Company shall seek to issue any additional shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, at a time when ComVest owns more than 5,000,000 shares of the Company's Common Stock, then ComVest shall have the right to purchase such number of securities from the Company, on the same terms as then being offered by the Company, so as to maintain its then percentage ownership in the Company.

        Other
        Covenants:      The Company shall covenant for a period equal to the
                        shorter of (i) three years from the closing, and (ii) such time as ComVest owns less than 5,000,000 shares of the Company's Common Stock, not to issue or sell any shares of Common Stock, or any securities convertible or exchangeable into Common Stock, for an effective per share price of less than $.25, without the prior approval of ComVest.

                        The Company shall also agree not to incur any indebtedness for borrowed money other than an asset based senior line of credit without the prior approval of ComVest.

                        ComVest agrees not to undertake any actions involving ComVest or another entity affiliated with or controlled by ComVest to take the Company private, including, but not limited to, selling all or substantially all of the Company's assets, merging the Company, or any other transaction with similar economic effects, unless ComVest has received the prior written consent of Justin MacIntosh to any such proposed actions, it being the understanding of the parties that ComVest is committed in principle to continuing the Company's operation as a publicly held company.

        Shareholders
        Agreement:      Justin  MacIntosh and his affiliates (other  than  Avant
                        Air and his wife Delia MacIntosh) shall have entered into a shareholders agreement with ComVest, on terms acceptable to Mr. MacIntosh and ComVest, which provides that Mr. MacIntosh and such affiliates shall not sell or otherwise transfer any of their shares of Common Stock without offering ComVest the opportunity to sell the same percentage number of shares on the same terms. In addition, Mr. MacIntosh and such affiliates will agree that until the Shares are fully registered and freely tradable, he will not sell, transfer or otherwise dispose of any securities of the Company in an open market trade.

CONDITIONS TO CLOSING:  Subject  to  the   satisfaction  of ComVest's  due
                        diligence  investigation  of  the  Company,   including,
                        without limitation, the Company's financial statements, projections, cash burn rate, business prospects, capital structure, contractual arrangements, and other customary conditions.


                        There shall be outstanding (i) not more than approximately 24 million shares of Common Stock and not more than 600,000 shares of Series B Convertible Preferred Stock; (ii) options to purchase up to approximately 4.1 million shares of Common Stock granted to employees under the Company's stock option plan and options to purchase up to approximately 1.4 million shares of Common Stock granted to employees outside of the Company's stock option plan, at average exercise prices ranging from $.91 to $1.58, (iii) warrants to purchase up to 1,400,000 shares of Common Stock at an exercise price of $.20, and (iv) warrants to purchase not more than 2,805,275 shares of Common Stock at an average exercise price of $1.71. The number of shares of Common Stock under (i) above does not include shares of Common Stock issued or to be issued to Justin MacIntosh and members of his family upon conversion of Series B Preferred Stock and upon conversion of their remaining outstanding debt.


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                        There  shall be no debt  outstanding,  other than as set
                        forth in the Company's most recent public filings, and accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

                        Justin MacIntosh and members of his family shall have converted their shares of Series B Preferred Stock into Common Stock on the terms set forth in such preferred stock, and shall convert all of their remaining
                        outstanding   debt   into  the   terms  of  the   Equity
                        Investment.

                        The Company shall have obtained key man life insurance on the life of Justin MacIntosh in the amount of between $2,500,000 and $5,000,000, subject to reasonable availability, costs and terms of such insurance as approved by Justin MacIntosh.

                        The Company's Board of Directors shall have increased the number of directors by two and shall have elected the two Designees as additional directors.

                        There   being  no  material   adverse   changes  in  the
                        operations or financial situation of the Company or in the capital or stock markets in general.


FEES: Upon the closing of the Financing, the Company shall pay to ComVest a cash fee equal to $240,000,.

RIGHTS UPON TERMINATION:Provided   that  the   Company  is proceeding  in  good
                        faith  at  all  times,  including,  without  limitation,
                        providing all due diligence materials requested by ComVest, ComVest shall have until February 11, 2005 to close the Financing. In the event that the Company elects not to proceed with the Financing prior to such date without cause, or fails to proceed in good faith, then in addition to any reimbursement of actual reasonable out-of-pocket expenses, the Company shall pay to ComVest a financial advisory and structuring fee of $500,000 which shall, at ComVest's option, be payable in cash or shares of Common Stock valued at $.25 per share. In the event ComVest has informed the Company that it will not close the Financing by February 11, 2005, or in the event ComVest has not closed the Financing and has not made its investment in accordance with the previous terms by February 11, 2005, despite the Company acting in good faith to close the Financing, then the terms of this provision will expire and CorVu will not have any further obligations to ComVest under this Term Sheet.


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The foregoing  Term Sheet when executed by the parties below shall  constitute a letter of intent between ComVest and the Company and the intention by both parties (subject to the completion to its satisfaction of ComVest's due
diligence   review)   to  proceed   with  the   transaction   described   above.
Notwithstanding the foregoing, the provisions of the section entitled "Rights Upon Termination" above shall be a binding obligation of the Company. By signing this Term Sheet, the Company represents that the execution of this Term Sheet does not conflict with any other agreement, and that the Company is not obligated to pay any fee to any other person or entity as a result of the Financing. The validity and interpretation of this Term Sheet shall be governed by New York law.

If the foregoing is acceptable, please sign a copy of this Term Sheet in the space provided below and return the copy to the undersigned no later than January 31, 2005. If an executed copy of the Term Sheet is not received on or prior to such date, this Term Sheet shall be void and of no further force or effect.


                            Very truly yours,

                            ComVest Investment Partners II LLC



                            By:  /s/ Carl Kleidman


Confirmed and Agreed To:

CorVu Corporation

By:      /s/ David C. Carlson
         Chief Financial Officer